Exhibit 99.1

FOR IMMEDIATE RELEASE

Lincoln Financial Group Announces Completion of the Sale
of Delaware Investments

PHILADELPHIA, January 4, 2010 — Lincoln Financial Group (NYSE: LNC) today announced that Macquarie Group (ASX: MQG) has completed its acquisition of Delaware Management Holdings, Inc. and its subsidiaries (Delaware Investments) for $451.8 million in cash, subject to customary post-closing adjustments.

Delaware Investments was a wholly owned subsidiary of Lincoln Financial, focused on asset management. In connection with the sale agreement, Delaware Investments will continue to manage Lincoln Financial general account insurance assets under a long-term contract, and will provide additional sub-advisory services. Lincoln Financial remains committed to providing access to high-quality asset management services by selecting best-in-class sub-advisors for its retirement and insurance products.

Proceeds of the sale will be used for general corporate purposes.

About Lincoln Financial Group
Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $137 billion as of September 30, 2009. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; and comprehensive financial planning and advisory services. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Investor Contacts:	Media Contact:
Jim Sjoreen	Laurel O’Brien
484 583-1420	484 583-1735
E-mail: InvestorRelations@LFG.com	E-mail: MediaRelations@LFG.com